Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of NextNav Inc. for the registration of 4,768,491 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of NextNav Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Tysons, Virginia

October 13, 2023